Exhibit 99.1

For Information, Contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-482-9715

CASUAL MALE RETAIL GROUP, INC. REPORTS SALES AND

OPERATING RESULTS FOR THIRD QUARTER AND FIRST NINE

MONTHS OF FISCAL 2009

EPS 3rd Quarter $(0.03) versus $(0.08) last year

EPS Year to Date $0.06 versus $(0.03) last year

CANTON, MA, (November 19, 2009) — Casual Male Retail Group, Inc. (NASDAQ: “CMRG”), retail brand operator of Casual Male XL, Rochester Clothing, B&T Factory Direct, Living XL and Shoes XL, announced today its sales and operating results for the third quarter and first nine months of fiscal 2009.

For the third quarter of fiscal 2009, the Company reported a net loss of $1.4 million, or $(0.03) per diluted share, compared to a net loss for the third quarter of fiscal 2008 of $3.2 million, or $(0.08) per diluted share. Sales for the third quarter of fiscal 2009 decreased in total by 11.3%, and by 10.6% on a comparable basis, to $88.7 million from $100.0 million for the third quarter of fiscal 2008.

For the first nine months of fiscal 2009, net income was $2.6 million, or $0.06 per diluted share, as compared to a net loss of $1.2 million, or $(0.03) per diluted share for the first nine months of fiscal 2008. Sales for the first nine months of fiscal 2009 decreased in total by 11.4%, and by 11.8% on a comparable basis, to $284.5 million from $321.1 million for the first nine months of fiscal 2008.

Dennis Hernreich, EVP and COO/CFO, stated, “The Company has reacted well to the economic decline and the resulting 11.3% drop in top-line sales. Our profitability year to date has improved as a result of reducing our SG&A expenses by 17% and improving upon our merchandise margins. From a balance sheet perspective, we have improved our free cash flow by over $15 million, reduced our inventories by 17% and reduced our total debt by over 50%, to approximately $35 million. Our outlook for the balance of 2009 remains cautious and we are positioned to generate free cash flow for the year of $15.0 to $20.0 million, resulting in a further reduction of our total debt to under $20 million at year end.”

Sales

Both our retail and direct channels experienced similar decreases during the third quarter and first nine months of fiscal 2009, contributing to our overall comparable sales decreases of 10.6% and 11.8%, respectively.

For the year-to-date period, our Casual Male business had a comparable sales decrease of 8.9%, while our Rochester business experienced a 24.6% comparable sales decrease. Similar to other luxury retailers, our Rochester division has been significantly impacted by the recession.

Gross Margin

Our third quarter gross margin rate improved by 50 basis points over the prior year third quarter. The increase was the result of a 240 basis point improvement in merchandise margin offset by a 190 basis point deleveraging of fixed occupancy costs.

For the first nine months of fiscal 2009, our gross margin rate decreased by 90 basis points compared to the first nine months of fiscal 2008, due to a 215 basis point deleveraging in fixed occupancy costs, partially offset by a 125 basis point improvement in merchandise margins. Our year-to-date merchandise margin for fiscal 2009 was negatively impacted during the first quarter by residual fourth quarter 2008 clearance merchandise.

SG&A

For the third quarter of fiscal 2009, our SG&A costs decreased $7.5 million, or 17.4% over last year and for the first nine months of fiscal 2009, SG&A costs decreased $21.6 million, or 16.7% over last year. This decrease is a result of our cost-reduction initiatives and is in line with our expectation to reduce full-year SG&A costs by approximately $26.0 million and $30.0 million on an annualized basis.

Interest Expense

Net interest expense decreased $0.5 million for the third quarter and $1.5 million for the first nine months of fiscal 2009 relative to the comparable prior year periods. The reduction of interest costs in fiscal 2009 was due to an overall reduction of 52% in total debt as of the end of the third quarter, as well as favorable interest rates on our credit facility.

Income Taxes

Our effective tax rate for the third quarter and first nine months of fiscal 2009 is substantially less than the statutory rate due to the utilization of fully reserved net operating loss carryforwards. If the Company recorded a tax provision at an effective rate of 41%, which more closely represents statutory rates, our tax provision for the first nine months of fiscal 2009 would increase by approximately $0.7 million, or $0.02 per diluted share.

Cash Flow

The Company’s Free Cash Flow (as defined below) for the first nine months of fiscal 2009 improved by $15.5 million to $3.8 million as compared to $(11.7) million for the same period last year.

Balance Sheet & Liquidity

Inventory levels have decreased by $22.1 million, or 17.0%, to $108.2 million from $130.3 million at the end of last year’s third quarter. Our total debt is lower than last year’s third quarter by $37.0 million. Our credit line availability is at $49.7 million at the end of the third quarter. During the third quarter of fiscal 2009, we raised net proceeds of approximately $12.5 million from the sale of 4.95 million shares of our common stock through a direct offering. The proceeds from the sale were used for working capital needs and to reduce our outstanding debt.

Fiscal 2009 Outlook

Our expectations for fiscal 2009 remain largely unchanged from the guidance that we provided at the end of the second quarter of fiscal 2009. However, we are cautious about sales trends for the fourth quarter and therefore slightly narrowed the range of our expected decrease in sales for fiscal 2009 and slightly reduced expected free cash flow. We expect:

•	sales for the year to be approximately 11%-12% less than last year, as compared to the range of 10%-12% that we previously disclosed,

•	merchandise margins to improve between 300 to 325 basis points, partially offset by unfavorable leveraging of fixed occupancy costs of approximately 190 to 200 basis points,

•	cost savings in SG&A of approximately $26.0 million, resulting in SG&A for the year of approximately $152.0 million, or a decrease of 15% over the prior year.

•

free cash flow for fiscal 2009 to approximate between $15.0-$20.0 million, as compared to the range of $20.0-$25.0 million previously disclosed, and overall debt levels are anticipated to decline to $15.0-$20.0 million by the end of fiscal 2009.

Investors are invited to listen to a broadcast of the Company’s conference call to discuss its earnings results for the third quarter and first nine months of fiscal 2009. The conference call will broadcast live today, Thursday, November 19, 2009 at 9:00 a.m. Eastern Time and can be accessed at www.casualmalexl.com and then clicking on the investor relations icon. The call will be archived online within one hour after its completion. Participating in the call will be David Levin, President and Chief Executive Officer, and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

The above discussion refers to non-GAAP free cash flow of $3.8 million for the first nine months of fiscal 2009 and $(11.7) million for the first nine months of fiscal 2008 and estimated non-GAAP free cash flow of $15.0 to $20.0 million for fiscal 2009. The presentation of non-GAAP free cash flow is not a measure determined by GAAP and should not be considered superior to or as a substitute for net income (loss) or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, “free cash flows” presented in this release may not be comparable to similar measures used by other companies. The Company calculates free cash flows as cash flow from operating activities ($7.2 million and $0.7 million for the first nine months of fiscal 2009 and 2008, respectively) less capital expenditures ($3.4 million and $9.4 million for the first nine months of fiscal 2009 and 2008, respectively) less discretionary store asset acquisitions, which included the acquisition of Dahle Big & Tall stores of $3.0 million for the first nine months of fiscal 2008. The Company’s projected free cash flow for fiscal 2009 consists of an estimated $20.0 to $25.0 million in cash flow from operating activities less estimated capital expenditures of $5.0 million. During the second quarter of fiscal 2009, we changed our method of calculating free cash flow to include, as a deduction, the use of cash for the acquisition of Dahle Big & Tall stores in the second quarter of fiscal 2008. Accordingly, free cash flow for the nine months ended November 1, 2008, which was previously defined as cash flow from operating activities less capital expenditures, has been restated to include the cash used for the acquisition of Dahle Big & Tall stores of $3.0 million.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with operations throughout the United States, Canada and Europe, operates 465 Casual Male XL retail and outlet stores, 20 Rochester Clothing stores, and direct to consumer businesses which include several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol “CMRG.”

Certain information contained in this press release, including the Company’s expectations regarding fiscal 2009, constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 23, 2009, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

[tables to follow]

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the nine months ended
	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008

Sales	$88,689	$100,009	$284,502	$321,126
Cost of goods sold including occupancy	50,826	57,796	161,256	179,236

Gross profit	37,863	42,213	123,246	141,890

Expenses:
Selling, general and administrative	35,287	42,742	107,951	129,547
Depreciation and amortization	3,885	4,144	11,662	12,419

Total expenses	39,172	46,886	119,613	141,966

Operating income (loss)	(1,309)	(4,673)	3,633	(76)

Other income, net	94	134	280	396
Interest expense, net	(256)	(798)	(881)	(2,352)

Income (loss) before income taxes	(1,471)	(5,337)	3,032	(2,032)

Provision (benefit) for income taxes	(61)	(2,135)	480	(813)

Net income (loss)	$(1,410)	$(3,202)	$2,552	$(1,219)

Net income (loss) per share - basic	$(0.03)	$(0.08)	$0.06	$(0.03)
Net income (loss) per share - diluted	$(0.03)	$(0.08)	$0.06	$(0.03)

Weighted-average number of common shares outstanding:
Basic	44,761	41,414	42,554	41,403
Diluted	44,761	41,414	42,949	41,403

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

October 31, 2009 and January 31, 2009

(In thousands)

	October 31, 2009	January 31, 2009
ASSETS

Cash and investments	$5,071	$4,953
Inventories	108,237	98,633
Other current assets	13,637	11,123
Property and equipment, net	44,375	52,208
Goodwill and other intangibles	32,947	33,360
Other assets	863	954

Total assets	$205,130	$201,231

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$63,167	$58,194
Notes payable	25,712	38,718
Long-term debt, net of current portion	3,920	7,576
Deferred gain	23,813	24,912
Stockholders’ equity	88,518	71,831

Total liabilities and stockholders’ equity	$205,130	$201,231